FOR IMMEDIATE RELEASE                                Contact: Larry D. Smith
                                                              (719) 539-2516

                           HIGH COUNTRY BANCORP, INC.
   ANNOUNCES THE PAYMENT OF SEMI-ANNUAL CASH DIVIDENDS AND QUARTERLY EARNINGS

Salida,  Colorado --- April 30, 2003: High Country  Bancorp,  Inc. (NASDAQ Small
Cap: HCBC) announced the payment date of its semi-annual cash dividend. The dividend will be in the amount of $0.25 per share payable on or about May 22, 2003 to stockholders of record at the close of business on May 8, 2003.

Larry D. Smith, President of the Company, stated that the Board of Directors determined that the payment of a dividend was appropriate in light of the Company's financial condition and results of operations. He noted that future earnings and payment of dividends are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition.

For the quarter ending March 31, 2003, the Company had net income of $489,000 or $0.54 per diluted share as compared to $362,000 or $0.41 per diluted share for the quarter ending March 31, 2002. For the nine months ending March 31, 2003, the Company had net income of $1.5 million or $1.61 per diluted share. This compares to $1.2 million or $1.37 per diluted share for the nine months ending March 31, 2002. The increase in net income for the quarter and nine months ending March 31, 2003 resulted primarily from increased net interest income and non-interest income which offset increased loan loss provisions and non-interest expenses. Total assets increased $6.5 million from $176.6 million at June 30, 2002 to $183.1 million at March 31, 2003. The increase in assets was primarily due to loan growth.

High Country Bancorp, Inc., is the holding company for High Country Bank, which conducts business through its main office in Salida, Colorado, branch offices in Salida, Leadville and Buena Vista, Colorado. At April 29, 2003 the Company had 895,009 shares of common stock issued and outstanding.

This report contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, loan demand in the Company's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which reflect management's analysis only as the date made. The Company does not undertake any obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of such statements.